EXHIBIT 10.1

GOVERNANCE AND INVESTOR RIGHTS AGREEMENT
This governance and investor rights agreement is made as of this 1st day of February, 2018.
BETWEEN:
INVESQUE INC., a corporation incorporated under the laws of the Province of British Columbia
(the “Corporation”);
- and -
TIPTREE OPERATING COMPANY, LLC, a limited liability company formed under the laws of the State of Delaware.
(the “Investor”).
WHEREAS:

A.	The Parties are party to the Purchase Agreement (as such term is defined herein).

B.
Upon completion of the Transaction (as such term is defined herein), the Investor will own 16,647,236 Common Shares (as such term is defined herein), which represent approximately 33.9% of the issued and outstanding Common Shares as of the date hereof.

C.	The Corporation and the Investor desire to undertake the actions and agreements contained herein.
NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:
Article 1
INTERPRETATION AND GENERAL MATTERS

1.1	Definitions
In this Agreement, including the recitals, unless otherwise stated, capitalized terms used will have the meanings specified below:
“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person; provided, however, (i) the Investor shall not be considered an Affiliate of the Corporation or the Partnership, and (ii) the Corporation and the Partnership shall not be considered an Affiliate of the Investor. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;
“Agreement” means this document, together with any schedules attached hereto and made a part hereof, all as amended, supplemented or modified from time to time in accordance with the provisions hereof;
“Board” means the board of directors of the Corporation;
“Bought Deal” means a fully underwritten offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Corporation pursuant to a “bought deal” letter or a Distribution pursuant to an overnight marketed offering;
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the Province of Ontario or the State of New York;
“Canadian Securities Regulatory Authorities” means, collectively, the securities regulatory authority in each of the provinces and territories of Canada;
“Closing Date” has the meaning ascribed thereto in the Purchase Agreement;
“Common Shares” means the common shares in the capital of the Corporation;
“Consideration Shares” means the Common Shares comprising the Share Consideration and any other Common Shares issued to the Investor pursuant to the Purchase Agreement;
“Control Transaction” has the meaning given to it in Section 3.3(b);
“Demand Notice” has the meaning given to it in Section 4.1;
“Demand Registration” has the meaning given to it in Section 4.1;
“Distribution” means an offer or sale or other disposition or distribution of Shares to the public by way of a Prospectus under Securities Laws;
“Distribution Expenses” means, without duplication, any and all fees and expenses incurred in connection with or incidental to the Corporation's performance of, or compliance with, the terms of a Demand Registration or a Piggy-Back Registration hereunder, including without limitation: (i) securities regulators' and stock exchange registration listing and filing fees, (ii) fees and expenses of compliance with Securities Laws, (iii) printing, copying, translation and delivery expenses, (iv) expenses incurred in connection with any “road show” or other marketing activities, (v) fees, expenses and disbursements of legal counsel to the Corporation, (vi) fees, expenses and disbursements of legal counsel to the Investor, (vii) fees, expenses and disbursements of legal counsel retained by the Corporation in connection with a Demand Registration or a Piggy-Back Registration, other than any such fees and expenses of legal counsel to the Corporation or the Investor that are otherwise addressed by item (v) or item (vi) above, (viii) fees, expenses and disbursements of the Corporation's auditors and any other special experts retained by the Corporation in connection with or incidental to such Demand Registration or Piggy-Back Registration, (ix) all

transfer agents', depositaries' and registrars' fees, and (x) any other fees, expenses and/or commissions payable to an underwriter, investment banker, manager or agent, other than Selling Expenses of the Corporation or Selling Expenses of the Investor, as applicable, customarily paid by issuers or sellers of securities;
“Governmental Authority” means any: (a) multinational, federal, state, provincial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (b) any subdivision or authority of any of the foregoing; (c) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above, including any stock exchange; or (d) any arbitrator exercising jurisdiction over the affairs of the applicable Person, asset, obligation or other matter;
“Hold Restrictions” has the meaning given to it in Section 3.3(a);
“including” or any variation thereof means including, without limitation, and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list;
“Investor Designee” has the meaning given to it in Section 2.1(a);
“Laws” means any and all laws, including all federal, provincial, state and local statutes, codes, ordinances, guidelines, decrees, rules, regulations and municipal by-laws and all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, directives, decisions, rulings or awards or other requirements of any other Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used;
“Observer” has the meaning given to it in Section 2.1(e);
“Parties” means the Corporation, the Investor and their respective successors and permitted assigns, and “Party” means any one of them;
“Partnership” means Invesque Holdings, LP;
“Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof;
“Prospectus” means a “preliminary prospectus” and/or a “prospectus” as those terms are used in applicable Securities Laws, including all amendments and supplements thereto, prepared and filed in the English language and, if required, in the French language;
“Purchase Agreement” means the purchase agreement dated as of November 16, 2017 by and among the Corporation, the Partnership and the Investor;
“Securities Act” means the Securities Act (Ontario) or the U.S. Securities Act of 1933, as amended, as applicable;

“Securities Laws” includes the Securities Act and any other similar legislation in any other province or territory of Canada or in the United States in which the Corporation is or becomes a reporting issuer (or the equivalent thereof) and the respective rules, regulations, instruments and published policies, policy statements and notices thereunder, and the rules and regulations of the TSX;
“Selling Expenses of the Corporation” means any and all underwriting discounts, fees and commissions attributable to the Common Shares to be sold by the Corporation in a Demand Registration or Piggy-Back Registration;
“Selling Expenses of the Investor” means any and all underwriting discounts, fees and commissions attributable to the Common Shares to be sold by the Investor in a Demand Registration or a Piggy-Back Registration;
“Share Consideration” has the meaning given to it in the Purchase Agreement;
“Standstill Period” has the meaning given to it in Section 3.1.
“Transaction” means the transactions contemplated by the Purchase Agreement, including for greater certainty the issuance by the Corporation of the Share Consideration to the Investor as consideration for the Investor’s sale of the Purchased Interests (as defined in the Purchase Agreement) to the Partnership;
“Transfer” has the meaning given to it in Section 3.3(a); and
“TSX” means the Toronto Stock Exchange.

1.2	References and Headings
The references “hereunder”, “herein” and “hereof” refer to the provisions of this Agreement, and references to Articles and Sections herein refer to articles, sections, or subsections of this Agreement. The headings of the Articles and Sections and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.3	Singular/Plural; Derivatives
Whenever the singular or masculine or neuter is used in this Agreement, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.4	Statutory References
Unless stated otherwise, any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.5	Business Days
Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken on the first Business Day following such day.

1.6	Calculation of Equity Interests/Share Ownership
References to shareholding percentages of the Investor in the Corporation in this Agreement shall, unless specifically indicated otherwise herein, be calculated based upon the number of shares held by the Investor and its Affiliates as a percentage of the total number of issued and outstanding Common Shares (on a non-diluted basis) of the Corporation at the relevant time. The Corporation shall be entitled to rely on the public filings of the Investor with respect to the number of Common Shares held by the Investor unless and until such time as the Investor provides evidence satisfactory to the Corporation, acting reasonably, as to the number of Common Shares held by the Investor. Upon reasonable request of the Corporation from time to time, the Investor shall provide evidence as to the number of Common Shares held by it. The Investor shall promptly notify the Company in writing from time to time if, to its knowledge, it ceases to beneficially own at least 15% or 10%, as applicable, of the outstanding Common Shares. The Investor shall be entitled to rely on the public filings of the Corporation with respect to the number of Common Shares outstanding unless and until such time as the Corporation provides evidence satisfactory to the Investor, acting reasonably, as to the number of Common Shares outstanding as of a particular time.

Article 2
CORPORATE GOVERNANCE

2.1	Board Representation and Observer Rights

(a)	Concurrently with the completion of the Transaction, the Corporation shall cause one (1) individual designated by the Investor to be appointed to the Board (the “Investor Designee”).

(b)
From and after the Closing Date, for so long as the Investor holds at least 15% of the Corporation’s outstanding Common Shares, the Corporation will nominate for election to the Board, and solicit proxies in favour of, the Investor Designee (who need not be the same individual as the Investor Designee appointed to the Board pursuant to Section 2.1(a)) at the next annual general or special meeting of the Corporation’s shareholders at which directors of the Corporation are elected and at each annual general or special meeting of the Corporation’s shareholders at which directors of the Corporation are elected, thereafter.

(c)
The Corporation shall provide reasonable notice (not less than 40 days prior to the date of the meeting) to the Investor of any upcoming shareholders’ meetings at which directors will be nominated for election and shall request that the Investor designate the Investor Designee to be elected as a director at such meeting. If the Investor fails to provide notice to the Corporation of the Investor Designee to be nominated for election within 10 days following the request for such designation by the Corporation, then the incumbent Investor Designee designated by the Investor shall be deemed to be the person designated by the Investor for the purposes of the applicable shareholders’ meeting.

(d)
The Investor may from time to time designate a successor for any Investor Designee appointed or elected as a director on the Board in accordance with this Section 2.1 from time to time, in the event such director ceases to be a director between shareholders’ meetings for any reason. In such event, the Corporation will cause the appointment of such successor director to fill the vacancy in the Board caused by such appointee or elected director ceasing to be a director of the Corporation.

(e)
From and after the Closing Date, for so long as the Investor holds at least 15% of the Corporation’s outstanding Common Shares, the Investor may at its discretion also designate one (1) individual to attend all meetings of the Board in a non-voting observer capacity (the “Observer”) and, in this respect, the Corporation shall give such individual copies of all notices, minutes, consents and other materials that it provides to the members of the Board at the same time and in the same manner as provided to the members of the Board; provided, however, that such individual shall, as a condition to his or her appointment, be required to enter into an undertaking or agreement of confidentiality satisfactory to the Corporation, acting reasonably, binding such individual to the same obligations of confidentiality as the members of the Board. The Investor may designate a different individual to act as the Observer at its sole discretion.

(f)
As a condition to being nominated as a director or designated as an Observer to the Board, any person so nominated or designated under Sections 2.1(a), 2.1(b), 2.1(d) or 2.1(e) shall be independent (as determined in accordance with sections 1.3 and 1.4 of National Instrument 52-110 Audit Committees), shall not be disqualified from so serving under any applicable Law or stock exchange requirement and, in the case of an Investor Designee, shall have consented in writing to serve as a director of the Corporation.

(g)
Neither the Investor Designee nor the Observer shall be entitled to receive any board fees or other compensation from the Corporation for services rendered in that Person’s capacity as a director of the Corporation or Observer. Notwithstanding the foregoing, the Corporation shall reimburse each Investor Designee and Observer that serves as a director for the reasonable and documented out-of-pocket expenses that he or she may incur in connection with the business of the Corporation.

(h)	For certainty, if the Investor ceases to own at least 15% of the outstanding Common Shares, its right to nominate an Investor Designee and an Observer shall immediately terminate.
Article 3
STANDSTILL, VOTING AND TRANSFER RESTRICTIONS

3.1	Standstill
For a period of two (2) years following the Closing Date (the “Standstill Period”), the Investor shall not, and shall cause its Affiliates (including Tiptree Inc.) not to directly or indirectly, or jointly or in concert with any other person:

(a)
acquire or agree to acquire or make any proposal to acquire or engage in any discussions or negotiations to acquire, directly or indirectly, alone or together with joint actors, by means of purchase, merger, consolidation, take-over bid, business combination or in any other manner, any ownership interest in, or any securities or assets of, the Corporation;

(b)
solicit proxies from holders of Common Shares, requisition a meeting of shareholders of the Corporation, or otherwise attempt to influence the conduct of the Corporation’s shareholders or the voting of any of the Corporation’s securities,

(c)	advise or encourage any person proposing any of the foregoing. or

(d)	make any public announcement or take any action in furtherance of the foregoing, in each case without the prior approval of the majority of the directors of the Board.

3.2	Voting
For a period of two (2) years following the Closing Date, and provided that the current Chief Executive Officer of the Corporation as of the Closing Date is the then Chief Executive Officer of the Corporation, the Investor shall not vote against (or withhold from voting in respect of) and shall not take any actions which have the effect of voting against (including voting in favour of nominees to the Board of Directors that were not nominated by the Board of Directors or management of the Corporation) or withholding from voting in respect of, and will cause its Affiliates (including Tiptree Inc.) not to vote against (or withhold from voting in respect of) and not to take any actions which have the effect of voting against (including voting in favour of nominees to the Board of Directors that were not nominated by the Board of Directors or management of the Corporation) or withholding from voting in respect of the resolutions that the Board of Directors or management recommend for approval by shareholders in respect of Board nominees and the auditor of the Corporation; provided that, in the case of voting in respect of the appointment of the auditor, such auditor is one of KPMG LLP, Ernst & Young LLP, Deloitte LLP or PricewaterhouseCoopers LLP. Notwithstanding the foregoing, the Investor or its Affiliates (including Tiptree Inc.) may vote against the Board of Directors recommendation (or withhold from voting in respect thereof) if the Investor or its Affiliates (including Tiptree Inc.) determines that the failure to vote against the Board of Directors recommendation (or withhold from voting in respect thereof) would reasonably be likely to be inconsistent with its fiduciary duties under applicable law.

3.3	Restrictions on Transfer

(a)
Following the Closing Date, except as specifically required pursuant to the Purchase Agreement or as permitted in Section 3.3(c) or 3.3(e), the Investor agrees that the Consideration Shares and the beneficial ownership of or any interest in them and in any certificate evidencing them shall not, in any manner, directly or indirectly, be sold, assigned, transferred, hypothecated, pledged or otherwise encumbered, alienated, monetized (including entering into any agreement, arrangement or understanding that would require reporting under Multilateral Instrument 55-103 – Insider Reporting for Certain Derivative Transactions (Equity Monetization)), or otherwise dealt with in any manner which has the economic effect of any of the foregoing acts, on a current or prospective basis (all of the foregoing, being a “Transfer”). The foregoing restrictions are referred to herein as the “Hold Restrictions”).

(b)
Notwithstanding the foregoing, the Investor shall be permitted to tender any of the Consideration Shares to a Person making a formal take-over bid for all outstanding securities of the Corporation, a purchase of all or substantially all of the assets of the Purchaser, plan of arrangement, merger or similar material transaction which results in those shareholders that control the Purchaser prior to the Transaction not controlling the Purchaser following the Transaction (each a “Control Transaction”); provided that if the Control Transaction is not completed for any reason, such Consideration Shares shall continue to be subject Section 3.3(a); or

(c)	From and after the date that is:

(i)	six (6) months following the Closing Date, the Hold Restrictions shall not apply with respect to 10% of the Consideration Shares;

(ii)	nine (9) months following the Closing Date, the Hold Restrictions shall not apply with respect to 30% of the Consideration Shares;

(iii)	twelve (12) months following the Closing Date, the Hold Restrictions shall not apply with respect to 50% of the Consideration Shares;

(iv)	fifteen (15) months following the Closing Date, the Hold Restrictions shall not apply with respect to 75% of the Consideration Shares; and

(v)	eighteen (18) months following the Closing Date, the Hold Restrictions shall not apply with respect 100% of the Consideration Shares.

(d)
During the Standstill Period, the Investor shall not without the prior consent of the Board Transfer any Common Shares to any Person who, together with its Affiliates and joint actors, owns or exercises control or direction over (or would own or exercise control or direction over as a consequence of such Transfer) 10% or more of the Common Shares of the Corporation unless, prior to such Transfer, the transferee (and, if applicable, its Affiliates and joint actors) enters into a standstill agreement in favour of the Corporation, on substantially the same terms as contained in Section 3.1 and for the same duration as set forth in Section 3.3(c).

(e)
Notwithstanding the foregoing, the Investor shall be permitted to Transfer the Consideration Shares or the beneficial ownership of or any interest in the Consideration Shares or in any certificate evidencing the Consideration Shares to any controlled Affiliate of the Investor, provided that the Affiliate agrees with the Corporation in writing prior to the Transfer to be bound by the terms of this agreement.

Article 4
REGISTRATION RIGHTS

4.1	Demand Registration Rights

(a)
The Investor may request the Corporation to file a Prospectus under Securities Laws and take such other steps as may be necessary to facilitate a Distribution of all or part of the Consideration Shares held by the Investor and its Affiliates (a “Demand Registration”) that are not on the date of the Demand Notice subject to the Hold Restrictions pursuant to Section 3.3, by giving written notice of such Demand Registration to the Corporation (the “Demand Notice”). Subject to the limitations of this Article 4, the Corporation shall use its commercially reasonable efforts to prepare, file and obtain a receipt under Securities Laws for a final Prospectus to effect the qualification of all Consideration Shares that the Investor desires to be qualified, as specified in the Demand Notice, in order to permit the Distribution of such Consideration Shares. The Corporation and the Investor shall cooperate in a timely manner in connection with any such Demand Registration and in accordance with the procedures set forth in Schedule A hereto in connection with each such Distribution.

(b)
The Corporation will not file any Prospectus (other than the Prospectus filed in connection with the Demand Notice), whether for its own account or that of another security holder, from the date of a Demand Notice until the completion of the distribution period under applicable Securities Laws contemplated by the applicable Demand Registration (unless the Investor withdraws its request for qualification of the Distribution of its Consideration Shares pursuant to such Demand Registration pursuant to the terms hereof).

(c)	The Corporation shall not be obliged to:

(i)	effect more than two (2) Demand Registrations within any 12 month period;

(ii)	effect more than five (5) Demand Registrations in the aggregate;

(iii)	effect a Demand Registration within 120 days of any receipt for a final prospectus filed in respect of a previous Distribution;

(iv)	effect a Demand Registration other than in a province or territory of Canada;

(v)
effect a Demand Registration in the event the Board of Directors of the Corporation determines in its good faith judgment within five (5) Business Days of a Demand Notice that either (A) the effect of the filing of a Prospectus would reasonably materially and adversely impede the ability of the Corporation to consummate a financing, acquisition, corporate reorganization, merger or other material transaction involving the Corporation; or (B) there exists, at the time of receipt of the Demand Notice, material non-public information relating to the Corporation, the disclosure of which the Corporation reasonably believes would be detrimental to the Corporation and the Corporation has a bona fide business purpose for preserving such information as confidential, and, in either case, the Corporation's obligations under this Section 4.1 will be deferred until the earlier of (x) the date on which the applicable condition described in (A) or (B) no longer exist, and (y) the date that is 90 days from the date of receipt of the Demand Notice; provided that such right of deferral may not be exercised more than twice in any 12-month period. The Corporation shall give prompt notice to the Investor of the existence and nature of any deferral event, and the Investor hereby agrees to maintain the confidentiality of such information and the Corporation shall advise the Investor forthwith after such condition in (A) or (B) ceases to exist; or

(vi)	effect a Demand Registration unless the Distribution would reasonably be expected to result in aggregate gross proceeds of at least $30 million to the Investor.

(d)	A Demand Notice shall:

(i)	specify the approximate number of Consideration Shares that the Investor intends to offer and sell;

(ii)	specify the number of Common Shares then held by the Investor;

(iii)	the number of Consideration Shares that are not on the date of the Demand Notice subject to the Hold Restrictions;

(iv)	express the intention of the Investor to offer or cause the offering of such Consideration Shares;

(v)	describe the nature or methods of the proposed offer and sale thereof and the provinces and territories of Canada in which such offer shall be made;

(vi)
contain the undertaking of the Investor to provide all such information regarding its Consideration Shares and the proposed manner of distribution thereof as may be required in order to permit the Corporation to comply with all Securities Laws; and

(vii)	specify whether such offer and sale shall be made by an underwritten offering.

(e)
If the Investor intends to dispose of Consideration Shares covered by the Demand Notice by means of an underwritten offering, the Investor shall have the right to select the managing underwriter or underwriters to effect the Distribution contemplated by such Demand Registration; provided, however, that such selection shall also be satisfactory to the Corporation, acting reasonably, and if required, the Corporation and the Investor shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters satisfactory in substance and form to each of the Corporation and the Investor. The Corporation shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Article 4. The Investor shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Article 4.

(f)
Notwithstanding anything to the contrary contained herein, a Demand Registration will not be considered as having been effected until a receipt has been issued for a final prospectus by the Canadian Securities Regulatory Authorities or a prospectus supplement to a base shelf prospectus has been filed with the Canadian Securities Regulatory Authorities in accordance with National Instrument 44-102 – Shelf Distributions, in each case, pursuant to which the Consideration Shares requested by the Investor to be qualified are to be sold; and provided further that at any time prior to the issuance of such a receipt or filing of such a prospectus supplement, the Investor may withdraw its request for Demand Registration by advising the Company in writing that it has determined to withdraw such request, in which case (i) such Demand Registration and the request therefor will be deemed to be withdrawn, and (ii) such request will be deemed not to have been given for purposes of determining whether the Investor has exercised its right to a Demand Registration, provided that this provision shall only apply to one such withdrawal in a calendar year and, thereafter, subsequent withdrawals in such calendar year will count as an exercise of the Demand Registration right.

(g)
If at any time the Investor requests a Demand Registration, the Corporation shall have the right, exercisable within five (5) Business Days (except in the case of a Bought Deal, in which case the Corporation shall have one (1) Business Day) of receipt of such request, to notify the Investor of its intention to qualify or register for distribution to the public under such Distribution an offering of Common Shares from treasury. The Investor shall use all commercially reasonable efforts to include in the proposed distribution such number of Common Shares as the Corporation shall request, upon the same terms (including the method of distribution) as such Demand Registration; provided that the Investor shall not be required to include any such Common Shares in any such Demand Registration if the managing underwriter or underwriters advise the Investor that, in its good faith opinion, the inclusion of such securities should be limited (i) due to market conditions, or (ii) because the number of Common Shares proposed to be distributed may materially and adversely affect the successful marketing of the distribution (including the price range acceptable to the Investor), then the Common Shares to be underwritten shall be allocated in the following priority: (i) first, the Common Shares to be qualified by the Investor for its own account, and (ii) second, if there are any additional Common Shares that may be underwritten after allowing for the inclusion of all of the Common Shares required under (i) above, the Common Shares requested to be qualified by the Corporation.

4.2	Piggy-Back Registration Rights

(a)
If the Corporation proposes to make a Distribution for its own account the Corporation will promptly and not less than 10 days prior to the filing of the related preliminary prospectus (except in the case of a Bought Deal, in which case not less than one (1) Business Day prior to the signing of the “bought deal letter” to be entered into in connection therewith), give the Investor written notice (the “Piggy-Back Notice”) of the proposed Distribution. Upon the written request of the Investor to the Corporation, given within five (5) Business Days (except in the case of a Bought Deal, in which case the Investor shall have one (1) Business Day) after receipt of the Piggy-Back Notice, that the Investor wishes to include a specified number of the Consideration Shares in the Distribution, and provided no such Consideration Shares that the Investor wishes to include are on the date of the Piggy-Back Notice subject to the Hold Restrictions pursuant to Section 3.3, the Corporation will use commercially reasonable efforts to, in conjunction with the proposed Distribution, cause the Consideration Shares requested to be qualified by the Investor to be included in the Distribution in accordance with the procedures set forth in Schedule A hereto (a “Piggy-Back Registration”). Notwithstanding the foregoing, if the managing underwriter or underwriters advise the Corporation that, in its good faith opinion, the inclusion of such securities should be limited (i) due to market conditions, or (ii) because the number of Common Shares proposed to be distributed may materially and adversely affect the successful marketing of the distribution (including the price range acceptable to the Corporation), then the Common Shares to be underwritten shall be allocated in the following priority: (i) first, the Common Shares to be qualified by the Corporation for its own account, and (ii) second, if there are any additional Shares that may be underwritten after allowing for the inclusion of all of the Shares required under (i) above, the Consideration Shares requested to be qualified by the Investor. It shall be a condition to the Investor’s right to effect a Piggy-Back Registration that the Investor shall enter into an underwriting agreement in customary form with the underwriters and provide such other instruments or other documentation as the underwriters may request.

(b)	The Corporation may at any time, and without the consent of the Investor, abandon the proposed offering in which the Investor has requested to participate;

(c)	The Investor shall have the right to withdraw its request for inclusion of its Consideration Shares in any Distribution pursuant to this Section 4.2 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:

(i)	such request must be made in writing five (5) Business Days prior to the execution of the underwriting agreement (or such other similar agreement) with respect to such offering; and

(ii)
such withdrawal will be irrevocable and, after making such withdrawal, the Investor will no longer have any right to include its Consideration Shares in the offering pertaining to which such withdrawal was made.

4.3	Expenses

(a)	In the case of a Demand Registration, all Distribution Expenses shall be paid by the Corporation.

(b)	In the case of a Piggy-Back Registration, all Distribution Expenses shall be paid by the Corporation.

(c)
The Investor will pay all Selling Expenses of the Investor, in proportion to the gross proceeds received by the Investor from any Demand Registration or Piggy-Back Registration, and the Corporation will pay all Selling Expenses of the Corporation, if any, in proportion to the gross proceeds received by the Corporation from any Demand Registration or Piggy-Back Registration.

4.4	Expiry of Registration Rights
The Demand Registration rights and Piggy-Back Registration rights granted to the Investor pursuant to this Article 4 shall terminate and be of no further force or effect at such time as the Investor and any Affiliates collectively no longer own Common Shares representing at least 10% of the outstanding Common Shares.

4.5	Future Registration Rights
The Corporation shall not grant registration rights to any other Person without the prior written consent of the Investor unless such registration rights are not more favourable, on the whole, to the grantee than the registration rights granted to the Investor pursuant to this Agreement.

4.6	U.S. Registration Rights
In the event that the Corporation converts into, or otherwise transfers substantially all of its assets to, an entity organized or incorporated in the United States, and (i) immediately following such conversion or transfer the Investor and its Affiliates collectively own at least 10% of the outstanding shares or other equity interests of the converted or recipient U.S. entity and (ii) the outstanding shares or other equity interests of the converted or recipient U.S. entity are registered in the United States in accordance with the U.S. Securities Act of 1933, as amended, the converted or recipient U.S. entity shall grant U.S. registration rights to the Investor subject to, and in accordance with, the same rights, terms and conditions as set forth in this Agreement in order to register the Consideration

Shares then held by the Investor and its Affiliates in the United States in accordance with the U.S. Securities Act of 1933, as amended.
Article 5
REPRESENTATIONS
Each Party represents and warrants to the other Party that it has all requisite corporate power and authority to enter into this Agreement and the execution and delivery of, and the performance of, and compliance with, the terms of this Agreement does not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under any term or provision of the articles, or resolutions of that Party, any applicable Laws, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which that Party is bound, or any judgment, decree, order, statute, rule or regulation applicable to that Party.
Article 6
MISCELLANEOUS PROVISIONS

6.1	Waiver Must be in Writing
No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

6.2	No Amendment Except in Writing
This Agreement may be amended only by written instrument executed by the Corporation and the Investor.

6.3	Service of Notice
Notwithstanding anything to the contrary contained herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile or email (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.

6.4	Addresses for Notice
The address for service of notices hereunder of each of the Parties shall be as follows:

Corporation:	Invesque Inc. 14390 Clay Terrace Blvd., Suite 205 Carmel, IN 46032 Attention: Scott White E-mail: swhite@invesque.com with a copy (which shall not constitute notice) to:
Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention: Jon Northup and Mark Spiro

Fax: (416) 979-1234

E-mail: jnorthup@goodmans.ca / mspiro@goodmans.ca

Investor:	c/o Tiptree Inc.
780 Third Avenue, 21st Floor

New York, NY 10017

Attention: Randy Maultsby

Email: RMaultsby@tiptreeinc.com

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attention: James R. Tanenbaum
Fax:  (212) 468-7900
E-mail: JTanenbaum@mofo.com

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

6.5	Further Assurances
Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.6	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Corporation and the Investor hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

6.7	Time

Time shall be of the essence in this Agreement.

6.8	Entire Agreement
This Agreement and any agreement or document delivered pursuant to this Agreement constitute the entire agreement between the Corporation and the Investor relating to the subject matter hereof and thereof. There are no collateral or other statements, understandings, covenants, agreements, representations or warranties, written or oral, relating to the subject matter hereof. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties or their predecessors relating to the subject matter of this Agreement.

6.9	Assignment and Enurement
Neither this Agreement nor any benefits or duties accruing under this Agreement shall be assignable by any Party other than by the Investor to an Affiliate without the prior written consent of the Corporation not to be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

6.10	Counterpart Execution
A Party will be entitled to rely on delivery by facsimile or by e-mail in PDF format of an executed copy of this Agreement by the other Party, including the completed attachments hereto, and acceptance by the receiving party of such facsimile or PDF copy will be legally effective to create a valid and binding agreement between the Corporation and the Investor in accordance with the terms hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.
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EXHIBIT 10.1

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

INVESQUE INC.
Per:	/s/ Scott White
Name: Scott White
Title: Chief Executive Officer

TIPTREE OPERATING COMPANY, LLC
Per:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer

[Signature Page to Governance and Investor Rights Agreement]

SCHEDULE A
REGISTRATION PROCEDURES

1.1	Registration Procedures
Whenever the Corporation is under an obligation pursuant to the provisions of this Agreement to effect the qualification of Common Shares in connection with a Distribution of any Consideration Shares on behalf of the Investor:

(a)
the Corporation shall, as expeditiously as practicable and, in any event, not later than 45 days after the receipt of a Demand Notice in the case of a Distribution other than by way of a Bought Deal, prepare and file with the appropriate Canadian Securities Regulatory Authorities all documents reasonably necessary, including, if required, a Prospectus or short form Prospectus and any amendment or supplement thereto, to qualify for Distribution the Consideration Shares requested to be qualified by the Investor and, in so doing, use commercially reasonable efforts to settle all deficiencies and obtain those receipts and clearances and provide those customary undertakings and commitments as may be reasonably required by any Canadian Securities Regulatory Authority, all as may be necessary to permit the Distribution of the Consideration Shares requested to be qualified by the Investor in compliance with all applicable Securities Laws. Notwithstanding the foregoing, in the event the Distribution is to be made pursuant to a Bought Deal in accordance with this Agreement, the Corporation shall attend to such preparations and filings as soon as is practical in the circumstances taking into account the speed and urgency under which Bought Deals are conducted;

(b)
prior to the filing of a Prospectus and up to the date of completion of the Distribution of the Consideration Shares requested to be qualified by the Investor, the Corporation shall permit the Investor to review and participate in the preparation of the Prospectus and any related offering materials or filings and shall allow the Investor and any underwriters or agents involved to conduct any due diligence investigations reasonably requested, provided, however, that the Investor shall not have any right to approve the content of the Prospectus or related offering material (other than content relating to or describing the Investor or its Affiliates);

(c)
during the period from the date of initiation of the Distribution and up to the date of completion of the Distribution of the Consideration Shares requested to be qualified by the Investor, the Corporation shall promptly notify the Investor in writing of:

(i)
any filing made by the Corporation of information relating to the Distribution with any Canadian Securities Regulatory Authority and any correspondence with any Canadian Securities Regulatory Authority regarding the Distribution;

(ii)	any material fact within the meaning of applicable Securities Laws which has arisen or has been discovered and would have been required to have been stated in the Prospectus or any related offering materials or filings had the fact arisen or been discovered on, or prior to, the date of such document; and

(iii)
any change in any material fact within the meaning of applicable Securities Laws (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) contained in the Prospectus or any related offering materials or filings which fact or change is, or may be, of such a nature as to render any statement in any such document misleading or untrue in any material respect or which would result in a misrepresentation within the meaning of applicable Securities Laws in any such document, or which would result in any such document not complying with applicable Securities Laws.

(d)
during the period from the date of initiation of the Distribution to the date of completion of the Distribution of the Consideration Shares requested to be qualified by the Investor, the Investor shall promptly notify the Corporation in writing of:

(i)
any filing made by the Investor of information relating to the Distribution with any Canadian Securities Regulatory Authority and any correspondence with any Canadian Securities Regulatory Authority regarding the Distribution;

(ii)
any material fact, within the meaning of applicable Securities Laws, in respect of the Investor which has arisen or has been discovered and would have been required to have been stated in the Prospectus or any related offering materials or filings had the fact arisen or been discovered on, or prior to, the date of such document; and

(iii)
any change in any material fact, within the meaning of applicable Securities Laws, (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact), in respect of the Investor, contained in the Prospectus or any related offering materials or filings which fact or change is, or may be, of such a nature as to render any statement in any such document misleading or untrue in any material respect or which would result in a misrepresentation within the meaning of applicable Securities Laws in any such document, or which would result in any such document not complying with applicable Securities Laws.

(e)
promptly, and in any event within any applicable time limitation, the Corporation shall comply with all applicable filings and other requirements under applicable Securities Laws as a result of a material change, the discovery of a material fact or the change in a material fact referred to under Section 1(c) or 1(d) of this Schedule A, provided that the Corporation shall not file any amendment to the Prospectus or other document without first complying with its obligations in Section 1(c) of this Schedule A;

(f)
the Corporation shall furnish to the Investor such number of copies of any preliminary Prospectus, Prospectus and any supplements or amendments thereto, any documents incorporated by reference in such Prospectus and such other documents as the Investor may reasonably request in order to facilitate the Distribution of the Consideration Shares requested to be qualified by the Investor;

(g)
if an underwritten public offering is contemplated, the Corporation and the Investor shall execute and perform the obligations under an underwriting agreement containing customary representations, warranties, covenants and indemnities for the benefit of the Investor, the Corporation and the underwriter(s);

(h)
subject to applicable Securities Laws, the Corporation shall keep the Prospectus effective until the Investor has completed the sale of Common Shares under the Prospectus, but no longer than 60 days from the date of the final Prospectus, provided that the Investor uses commercially reasonable efforts to complete such sale as soon as reasonably practicable;

(i)
the Corporation shall in the event of an underwritten offering, to the extent reasonably requested by the underwriters, use commercially reasonable efforts to assist in the marketing of the securities being offered including to ensure the participation of employees (including at least one senior officer) of the Corporation in reasonable customary “road shows”.

(j)	the Corporation shall use commercially reasonable efforts to promptly furnish to the underwriter(s) involved in the Distribution all documents as they may reasonably request;

(k)
the Corporation shall use its commercially reasonable efforts to list the Consideration Shares requested to be qualified by the Investor on each securities exchange or quotation system on which the Common Shares are then- listed or quoted, if such Common Shares are not already so listed or quoted;

(l)
the Corporation shall use commercially reasonable efforts to prevent the issuance of any cease trading order suspending the use of any Prospectus and, if any such order is issued, to promptly obtain the withdrawal of any such order; and

(m)
the Corporation shall use its commercially reasonable efforts to furnish, at the request of the Investor, on the date that such Common Shares are delivered to the underwriters for sale in connection with the Distribution:

(i)
an opinion, dated such date, of the Corporation’s counsel for the purposes of such Distribution, in form and substance as is customarily given to selling shareholders in an underwritten public offering, addressed to the Investor and the underwriters;

(ii)	a letter, dated such date, from the Corporation’s auditors, in form and substance as is customarily given by auditors to underwriters in an underwritten public offering, addressed to the Investor and the underwriters, if any; and

(iii)	such corporate certificates, satisfactory to the Investor and the underwriters, as are customarily furnished in Canadian securities offerings.

1.1	Rights and Obligations of the Investor
The Investor will furnish to the Corporation such information and execute such documents regarding the Consideration Shares requested to be qualified by the Investor and the intended method of disposition thereof as the Corporation may reasonably request in order to effect the requested qualification for sale or other disposition. If an underwritten public offering is contemplated, the Investor shall execute an underwriting agreement containing customary representations, warranties and indemnities (and contribution covenants) for the benefit of the underwriters and the Corporation; provided that the obligation to indemnify set out in such underwriting agreement shall be limited in amount to the gross proceeds received by the Investor from the sale of Consideration Shares requested to be qualified by the Investor pursuant to such Distribution.

1.2	Indemnification

(a)
The Corporation will indemnify the Investor, each of its director, officers, employees and agents, with respect to a registration which has been effected pursuant to this Agreement, and each underwriter, if any, of the Corporation’s securities covered by such registration, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation or alleged violation by the Corporation of applicable Securities Laws in connection with any such registration, and the Corporation will reimburse the Investor and each of its directors, officers, employees and agents, and each such underwriter, for any reasonable legal and any other expenses incurred in connection with investigating, preparing for or defending any such claim, loss, damage, liability or action, provided that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission in any information that has been provided to the Corporation in writing by the Investor or the underwriter, respectively, contained in such Prospectus, or any amendment or supplement thereto; and provided, further, that the Corporation will not be liable with respect to any loss, claim, damage or liability with respect to any Person who purchased Consideration Shares requested to be qualified by the Investor and to whom there was not sent or who was not given a copy of any amended, supplemented or final Prospectus, as applicable, with respect to such Consideration Shares, if (i) such loss, claim, damage or liability results from an untrue statement or an omission or alleged untrue statement or omission contained in any preliminary or other Prospectus that was corrected in such amended, supplemented or final Prospectus and (ii) the Corporation had previously furnished copies of such amended, supplemented or final Prospectus to the Investor or the underwriters for the Investor.

(b)
The Investor will, if Consideration Shares held by the Investor are included in the securities as to which such registration is being effected, indemnify the Corporation, each of its directors, officers, employees and agents, and each underwriter, if any, of the Corporation’s securities covered by such a registration, against all expenses, claims, losses, damages and liabilities or actions in respect thereof, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus or any amendment or supplement thereto or based on any omission (or alleged omission) to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation or alleged violation by the Investor of applicable Securities Laws in connection with any such registration and the Investor will reimburse the Corporation, such directors, officers, employees, agents and such underwriters for any reasonable legal and any other expenses incurred in connection with investigating, preparing for or defending any such claim, loss, damage, liability or action, in each case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission in any information contained in such Prospectus, or any amendment or supplement thereto, made in reliance upon and in conformity with written information furnished to the Corporation by the Investor for use therein; provided, however, that the liability of the Investor for indemnification under this Section 4(b) will not exceed the net proceeds from the Distribution actually received by the Investor.

(c)
Each party entitled to indemnification under this Section 1.3 (the “Indemnified Party”) will give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 1.3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. An Indemnified Party will have the right to retain its own counsel, with fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each

Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall settle any claim or litigation resulting therefrom without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

(d)
If the indemnification provided for in this Section 1.3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations, provided, however, that the liability of the Investor under this subsection (d) will not exceed the net proceeds from the offering received by the Investor. The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent with respect to, knowledge regarding and opportunity to correct, such information.

(e)
Notwithstanding the foregoing, to the extent that the provisions regarding indemnification and contribution contained in an underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions of the underwriting agreement shall prevail and the sections regarding indemnification and contribution contained herein shall not apply to any offering for which the parties have entered into a binding underwriting agreement.

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